Exhibit 99.1

PACIFIC ENERGY PARTNERS, L.P.

5900 Cherry Avenue

Long Beach, California  90805

Contact:

Aubrye Harris Manager, Investor Relations 562/728-2871 562/728-2881 (FAX) aharris@PacificEnergy.com

News Release

New York Stock Exchange (PPX)

FOR IMMEDIATE RELEASE

PACIFIC ENERGY PARTNERS, L.P. ANNOUNCES

GENERAL PARTNER INTEREST TO BE SOLD

Long Beach, California, October 29, 2004........Pacific Energy Partners, L.P. (NYSE:PPX)(the “Partnership”) announced that The Anschutz Corporation (“TAC”) has agreed to sell its 36.7% interest in the Partnership to a new entity, LB Pacific, LP, formed by Lehman Brothers Merchant Banking Group (“Lehman Brothers Merchant Banking”).  The transaction is expected to close in the first quarter of 2005 and is subject to certain conditions, including applicable regulatory approvals and other customary closing conditions.  Financial terms were not disclosed.

The acquisition by Lehman Brothers Merchant Banking will include (i) a 100% ownership interest in Pacific Energy GP, Inc. (the “General Partner”), which owns a 2% general partner interest in the Partnership and the incentive distribution rights, and (ii) 10,465,000 subordinated units of the Partnership representing a 34.7% limited partner interest in the Partnership.  The Partnership is not a party to the purchase and sale agreement but is a party to an ancillary agreement whereby TAC, LB Pacific, LP and the Partnership address certain matters arising from this transaction, as discussed below.

Management expects to continue to operate the Partnership’s business consistent with past practices.  After completion of the sale, the Partnership’s management is expected to remain in place, and the General Partner will continue to manage the Partnership.  Philip F. Anschutz and Clifford P. Hickey will resign as directors of the General Partner upon closing. The four independent directors and the two management directors are expected to continue as directors. It is expected that LB Pacific, LP will appoint additional directors to the board.

“We look forward to working with Lehman Brothers Merchant Banking to build on our record of operational and financial success,” stated Irv Toole, President and Chief Executive Officer of the Partnership. “Their knowledge and experience in the energy industry, coupled with their financial strength, should prove beneficial to the Partnership in continuing to grow its business.”

The transaction and the change in control of the General Partner will result in the following:

•                  TAC and LB Pacific, LP have agreed to reimburse the Partnership for certain costs incurred in connection with this transaction, including legal and professional fees, subject to an aggregate cost cap. They have also agreed to reimburse the Partnership for the cost of obtaining applicable regulatory approvals.

•                  Since the transaction, together with other stock market activity, will likely result in a change in ownership of more than 50% of the Partnership within a one year period, federal income tax laws would require a modification to the Partnership’s 2005 taxable income.  The modification would result in a reduction in depreciation for 2005.  In the event that this modification to taxable income occurs, the Partnership estimates the amount of taxable income in 2005 will be approximately 50% to 60% of the cash distributions made to unitholders.  Due to the reduction in depreciation in 2005, additional depreciation becomes available for recognition in future years.  For the period 2006 through 2008, the Partnership estimates taxable income to be less than 20% of the cash distributions expected to be made to unitholders.

•                  With respect to the Partnership’s long-term debt –

•                  To satisfy the change in control provision in the Partnership’s existing U.S. and Canadian revolving credit facility agreements, the Partnership will seek waivers from its banks before closing.  TAC and LB Pacific, LP will pay the cost of such waivers, subject to an aggregate transaction cost cap.

•                  If a rating agency downgrades the Partnership’s credit rating within 90 days of the closing of this transaction, then the Partnership will be required to offer to repurchase its senior notes at 101% of face value.  In the event repurchase is required, TAC and LB Pacific, LP will pay the cost of the premium as well as the expenses related to any potential refinancing.  The Partnership would bear the cost of a higher interest rate, or receive the benefit of a lower rate, if any.

•                  Approximately 160,000 restricted units outstanding under the Partnership’s long-term incentive plan will vest earlier than otherwise scheduled, resulting in an increase in expense of up to $2 million in 2005.  The impact on distributable cash flow will be up to $600,000 in 2005, due to withholding taxes.

•                  TAC and LB Pacific, LP have agreed to limit their ability to compete with the Partnership.  TAC’s non-compete agreement is for a two year period from the date of closing.  LB Pacific, LP’s non-compete agreement will continue for so long as it controls the General Partner.

In the course of pursuing the transaction, Lehman Brothers Merchant Banking had been working with NuCoastal, LLC (“NuCoastal”), an entity owned by Oscar S. Wyatt, Jr.  Lehman Brothers Merchant Banking has indicated that at some point after the closing of the transaction, at the discretion of Lehman Brothers Merchant Banking, NuCoastal or Mr. Wyatt may be given the opportunity to acquire a small equity interest in LB Pacific, LP or the General Partner, and Mr. Wyatt may become an employee or director of LB Pacific, LP or the General Partner but that such involvement is not the subject of any current agreement between Lehman Brothers Merchant Banking and NuCoastal or Mr. Wyatt.  Lehman Brothers Merchant Banking has also indicated that two current employees of NuCoastal are expected to resign from NuCoastal and become employees and officers of LB Pacific, LP or the General Partner at the time of the closing of the transaction and as such, may become investors in LB Pacific, LP or the General Partner.

Pursuant to the Partnership Agreement, the General Partner requested that the Conflicts Committee, which is composed entirely of independent directors, review the proposed transaction.  At the conclusion of its review, the Conflicts Committee determined the transaction to be fair and reasonable to the Partnership.

“Lehman Brothers Merchant Banking is excited to begin our association with Pacific Energy,” Charlie Ayres, Global Head of Lehman Brothers Merchant Banking, commented.  “We believe Pacific has an experienced management team and an asset base that is well-positioned for distribution growth through both organic and acquisition opportunities. We look forward to building on Pacific’s history of service and increasing investor value.”

The Partnership will host a conference call on November 1, 2004 at 1:00pm Eastern Time to discuss this transaction.  To participate in the call, the dial-in number is 800-299-9086 and the passcode is 94502720.   The call will be available one hour after the end of the conference call and will be replayed for one week by dialing 888-286-8010 and using 14242849 as the passcode.  The call will also be available both live and via replay on the Pacific Energy Partners, L.P. website at www.PacificEnergy.com.

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ABOUT PACIFIC ENERGY:

Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California.  Pacific Energy Partners is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada.  Pacific Energy Partners generates revenues primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities.  Pacific Energy Partners also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

ABOUT LEHMAN BROTHERS and LEHMAN BROTHERS MERCHANT BANKING:

Lehman Brothers Merchant Banking Group is part of the Private Equity Division of Lehman Brothers, a global financial institution.  Lehman Brothers has a long history in private equity investing with total assets under management of approximately $6.5 billion.  The Private Equity Division leverages the breadth and depth of Lehman Brothers’ global presence and expertise across a wide range of products, industries, and geographies.  Lehman Brothers creates and raises funds and invests in asset classes where the firm has strong capabilities, proprietary deal flow, and an excellent reputation, offering attractive investment opportunities to its institutional and individual investing clients.  Currently, more than 200 professionals cover five core asset classes:  Private Funds Investments, Merchant Banking, Venture Capital, Real Estate and Fixed Income-Related Funds.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide.  Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity and wealth and asset management services.  The firm is headquartered in New York, with regional headquarters in London and Tokyo and operates in a network of offices around the world.  For further information about Lehman Brothers’ services, products and recruitment opportunities, visit its Web site at www.lehman.com.

This news release may include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements.  Although the Partnership believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect the Partnership’s operations and financial performance.  Among the factors that could cause results to differ materially are those risks discussed in the Partnership’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003.